Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-200714 and 333-208375 on Form S-3 of our report dated June 13, 2017, relating to the consolidated financial statements of Dorian LPG Ltd. appearing in the Annual Report on Form 10-K of Dorian LPG Ltd. for the year ended March 31, 2017.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

June 13, 2017